Exhibit 10.M

WORLD HEADQUARTERS

Human Resources & Public Affairs

P. O. Box 245008, Milwaukee, WI 53224-9508

Telephone: 414-359-4100

September 20, 2004

UPS OVERNIGHT

Mr. Ajita G. Rajendra

19 Winged Foot Drive

Martinez, GA 30907

Dear Ajita:

I hope this letter finds you enjoying the “Harvard experience,” In light of the number of changes to our original employment offer to you (outlined in our letter of August 10, 2004), I thought it important to detail those changes for you to assist in your decision making.

The position being offered is Senior Vice President of A. O. Smith Corporation and President of the Water Products Company.

Changes to our original offer are as follows:

1.

Executive Bonus Plan – Given that your start of employment may extend into the first quarter of 2005, we have agreed to calculate your bonus (for 2005) on a full-year basis as versus a pro-rata and the amount of the bonus will be a minimum of $100,000.

2.

Executive Restricted Stock Award – The Company had agreed to increase the stock award from 10,000 shares to 15,000 shares at the start of your employment. Given the fact the stock had a market price of approximately $26.00 at the time, we will increase the number of shares if the market price of the stock is below $26.00 on your employment date to equalize value.

3.

Ajita, a special severance provision is included in this amended employment offer in the unlikely case it would be necessary. The severance benefit would be applicable in the event of your termination by the Company except if such termination is “for cause” (i.e. dishonesty, insubordination, etc.). Under this severance benefit, the

Company will extend both your salary and benefits for a period of eighteen (18) months following the date of termination. The period of severance payment would likewise be included in benefit determination under the A. O. Smith Pension Plan.

4.	Pension Supplement: As a supplement to the basic pension programming outlined in our original offer of employment, the Company has agreed to provide a pension supplement as follows:

Eligibility	Benefit Level
With the completion of 10 years of service with A. O. Smith	A $50,000/year supplement paid as a straight life annuity commencing with your retirement from A. O. Smith Corporation

With the completion of 12 years of service with A. O. Smith	An additional $15,000/year supplement or a total supplement of $65,000/year paid as a straight life annuity commencing with your retirement from A. O. Smith

5.	Vacation – This amended offer increases your annual vacation eligibility from three (3) weeks to four (4) weeks.

6.	Finally, under the new time line relative to your start of employment with A. O. Smith, we have discussed and agreed to pay the tuition charge for your Harvard training should Kennametal pursue that matter with you.

Ajita, after you have had an opportunity to review the offer changes, please call me with any further questions.

Very truly yours,

A. O. SMITH CORPORATION

/s/ Edward J. O’Connor
Edward J. O’Connor
Vice President
Human Resources & Public Affairs

EJO/lb

Enclosures